As filed with the Securities and Exchange Commission on May 6, 2016

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________

POOL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3943363 (I.R.S. Employer Identification No.)
109 Northpark Boulevard, Covington, Louisiana 70433-5001 (Address, including zip code, of principal executive offices)

Amended and Restated 2007 Long-Term Incentive Plan
(Full title of the plan)

Jennifer M. Neil
General Counsel
Pool Corporation
109 Northpark Boulevard
Covington, Louisiana  70433-5001
(985) 892-5521
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Kelly C. Simoneaux
Jones Walker LLP
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100
(504) 582-8326
Fax (504) 589-8326

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock ($.001 par value per share)	3,900,000 shares	$88.465	$345,013,500	$34,742.86

(1)  Represents the number of additional shares of Common Stock reserved for issuance under the Amended and Restated 2007 Long-Term Incentive Plan (the "Plan"). A total of 5,415,000 shares of Common Stock were previously registered on Forms S-8 on May 5, 2009 and May 8, 2007 for issuance through the Plan.  Upon recapitalization, stock split, stock dividend, combination of shares or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on the Nasdaq Global Select Market on April 29, 2016.

INCORPORATION BY REFERENCE

Pool Corporation, a Delaware corporation (the “Company”), previously registered 1,515,000 shares of its Common Stock, $0.001 par value per share (the “Common Stock”), to be issued to participants under its 2007 Long-Term Incentive Plan (as amended and restated from time to time, the “Plan”) pursuant to Registration Statement on Form S-8 (File No. 333-142706) on May 8, 2007, and an additional 3,900,000 shares of its Common Stock to be issued to participants under the Plan pursuant to Registration Statement on Form S-8 (File No. 333-158990) on May 5, 2009. The Plan was amended by the Company’s stockholders on May 4, 2016, in part to increase the number of shares available for issuance under the Plan by 3,900,000 shares of Common Stock. This Registration Statement is being filed pursuant to General Instruction E to Form S-8 (Registration of Additional Securities) to register such additional 3,900,000 shares of Common Stock that may be issued to participants under the Plan.

The contents of the Registration Statement on Form S-8 (File No. 333-158990) with respect to 3,900,000 shares of the Company’s Common Stock are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

No.	Description

5.1	Opinion of Jones Walker LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Jones Walker LLP is included in their opinion filed as Exhibit 5.1.
24.1	Power of Attorney is included in the signature pages of this Registration Statement.
99.1	Amended and Restated 2007 Long-Term Incentive Plan, filed on May 6, 2016 as Exhibit 10.2 to the Company’s Current Report on Form 8-K and incorporated herein by reference.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, State of Louisiana, on May 6, 2016.

POOL CORPORATION
By: /S/ MANUEL J. PEREZ DE LA MESA Manuel J. Perez de la Mesa President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Mark W. Joslin and Manuel J. Perez de la Mesa or, either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ WILSON B. SEXTON Wilson B. Sexton	Chairman of the Board and Director	May 6, 2016
/S/ MANUEL J. PEREZ DE LA MESA Manuel J. Perez de la Mesa	President, Chief Executive Officer and Director	May 6, 2016
/S/ MARK W. JOSLIN Mark W. Joslin	Senior Vice President and Chief Financial Officer	May 6, 2016
/S/ MELANIE M. HOUSEY HART Melanie M. Housey Hart	Corporate Controller and Chief Accounting Officer	May 6, 2016
/S/ ANDREW W. CODE Andrew W. Code	Director	May 6, 2016
/S/ TIMOTHY M. GRAVEN Timothy M. Graven	Director	May 6, 2016
/S/ HARLAN F. SEYMOUR Harlan F. Seymour	Director	May 6, 2016
/S/ ROBERT C. SLEDD Robert C. Sledd	Director	May 6, 2016
/S/ JOHN E. STOKELY John E. Stokely	Director	May 6, 2016
/S/ DAVID G. WHALEN David G. Whalen	Director	May 6, 2016

INDEX TO EXHIBITS

No.		Description

5.1	*	Opinion of Jones Walker LLP

23.1	*	Consent of Ernst & Young LLP

23.2	*	Consent of Jones Walker LLP is included in their opinion filed as Exhibit 5.1.

24.1		Power of Attorney is included in the signature pages of this Registration Statement.

99.1		Amended and Restated 2007 Long-Term Incentive Plan was filed on May 6, 2016 as Exhibit 10.2 to the Company’s Current Report on Form 8-K and is incorporated herein by reference.

* - Filed herewith